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LOEB & LOEB LLP

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                                October 26, 2005

Star Maritime Acquisition Corp.
c/o Schwartz & Weiss, P.C.
457 Madison Avenue
New York, New York 10022

Ladies and Gentlemen:

      Reference is made to the Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission by Star Maritime Acquisition Corp., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), covering an underwritten public offering of (i) 20,000,000 Units, with each Unit consisting of one share of the Company's common stock, par value $.0001 per share (the "Common Stock"), and one warrant to purchase one share of the Company's Common Stock (the "Warrants"), (ii) up to 3,000,000 Units (the "Over-Allotment Units") for which the underwriters have been granted an over-allotment option, (iii) up to 1,200,000 Units (the "Purchase Option Units") which Maxim Group LLC acting as representative of the underwriters will have the right to purchase (the "Purchase Option") for its own account or that of its designees, (iv) all shares of Common Stock and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units and (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and Purchase Option Units.

      We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

      Based upon the foregoing, we are of the opinion that the Units, the Over-Allotment Units, the Purchase Option Units, the Warrants and the Common Stock to be sold to the underwriters, when issued and sold in accordance with and in the manner described in the Underwriting section of the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

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LOEB & LOEB LLP

Star Maritime Acquisition Corp.
October 26, 2005
Page 2


      We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

                                Very truly yours,


                                /s/ Loeb & Loeb LLP
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                                Loeb & Loeb LLP